ANTERIX ANNOUNCES AUTHORIZATION OF A NEW $250 MILLION DOLLAR SHARE REPURCHASE PROGRAM

WOODLAND PARK, NJ, September 22, 2023 — Anterix (NASDAQ: ATEX) today announced that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $250 million of its outstanding shares of common stock over a three-year period.

This Board authorization builds upon the Company’s previous share repurchase authorization, which was approved in September 2021 and expires September 29, 2023. Under that program, approximately $34 million of Anterix’s stock has been repurchased, of which approximately $11 million was spent in the current quarter.

The Company’s ability to effect its share repurchases, and the timing thereof, will depend on the proceeds from customer contracts, the timing of which is unpredictable, as well as general business and market conditions, the Company’s capital position, and other strategic considerations. The Company’s repurchase program may be suspended or discontinued at any time.

About Anterix

At Anterix, we are focused on delivering transformative private broadband that enables the modernization of critical infrastructure for the energy, transportation, logistics and other sectors of our economy. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable the private LTE solutions that support secure, sustainable, resilient and customer-controlled operations. www.anterix.com

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future events or achievements such as statements in this press release related to Anterix’s business or financial results or outlook. Actual events or results may differ materially from those contemplated in this press release. Forward-looking statements speak only as of the date they are made and readers are cautioned not to put undue reliance on such statements, as they are subject to a number of risks and uncertainties that could cause Anterix’s actual future results to differ materially from results indicated in the forward-looking statement. Such statements are based on assumptions that could cause actual results to differ materially from those in the forward-looking statements, including: (i) Anterix’s ability to enter into new agreements with target customers, (ii) the timing of payments under existing customer agreements, (iii) Anterix’s ability to clear 900 MHz Broadband Spectrum on a timely basis and on commercially reasonable terms, and (iv) Anterix’s ability to qualify for and timely secure broadband licenses. Actual events or results may differ materially from those contemplated in this press release. Anterix’s filings with the Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, discuss some of the important risk factors that may affect the company’s financial outlook, business, results of operations and financial condition. Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein.

Shareholder Contact

Natasha Vecchiarelli
Vice President, Investor Relations & Corporate Communications
Anterix 973-531-4397
nvecchiarelli@anterix.com